NEWS RELEASE                                      EXHIBIT 20.3

FOR IMMEDIATE RELEASE              CONTACT: Peter A.  Guglielmi
07/14/97                                    (630) 378- 6111


          TELLABS REPORTS RECORD SALES AND HIGHER EARNINGS
               FOR SECOND QUARTER AND FIRST HALF OF 1997

Lisle, Ill. -- Telecommunications equipment manufacturer Tellabs, Inc., announced Monday record sales and higher earnings for the second quarter and the first half of 1997.

Sales for the second quarter, ended June 27, were $292,701,000, higher than any previous quarter in the company's history and up 54.5 percent over sales of $189,473,000 in the similar period of 1996. This marks the 24th consecutive quarter in which Tellabs' sales surpassed prior-year levels. Sales for the first six months of the year were a record $539,824,000, up 49.2 percent compared with sales of $361,729,000 a year earlier.

Net income for the quarter was $58,761,000, versus a second quarter net loss of $18,678,000 a year earlier when a $74,658,000 pre-tax write-off of in-process R&D ($54,100,000 net of tax) was taken in connection with an acquisition. Excluding the effect of the 1996 write-off, net income for the second quarter of 1997 increased 65.9 percent from the second quarter of 1996.

Net income for the first six months of 1997 (including a pre-tax gain of $20,803,000 [$13,855,000 or 7 cents per share, after tax] on the sale of stock held as an investment) was $121,848,000, up from $12,449,000 a year earlier (including the effect of the write-off). Excluding the effects of the 1996 write-off and the 1997 stock sale, net income for the first half of 1997 increased 62.3 percent from the similar period in 1996.

Earnings per share of common stock for the second quarter of 1997 were 32 cents, compared to a loss of 10 cents per share (or, excluding the effect of the write-off, earnings of 19 cents per share) for the second quarter of 1996.

For the first six months of 1997, earnings per share were 66 cents (or 59 cents excluding the effect of the stock sale), compared with 7 cents (or 36 cents excluding the write-off) a year earlier. (All per-share amounts have been adjusted to reflect the effect of the two-for-one stock split that occurred on November 15, 1996.)

"The second quarter followed a familiar pattern, as the company's flagship products experienced robust sales growth," said Tellabs
President Michael J. Birck. "Our SONET-based TITAN (a registered trademark of Tellabs Operations, Inc.) 5500 digital

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cross-connect system, the MartisDXX (a trademark of Tellabs Oy) system and echo cancellers each set all-time, quarterly sales records.
Compared with last year's second quarter, TITAN 5500 sales increased
81.8 percent, MartisDXX sales grew 69.5 percent and echo canceller sales were up 88.9 percent."

Late in the quarter, Tellabs broke ground for a new 130,000-square-foot facility in Shannon, Ireland. The expansion of the company's Irish operation is focused on the design, development and manufacture of advanced telecommunications products. The new facility is scheduled to open in mid-1998.

Tellabs designs, manufactures, markets and services voice and data transport and network access systems. The company's products are used worldwide by the providers of communications services. Tellabs stock is listed on the NASDAQ stock market (TLAB).



































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                                 TELLABS, INC.
                            RESULTS OF OPERATIONS
                 (Dollars in thousands, except per-share data)
                                  (Unaudited)

                                 Three Months Ended   Six Months Ended
                                 06/27/97  06/28/97   06/27/97  06/28/97
                                 --------- ---------  --------- --------

Net Sales                        $292,701  $189,473   $539,824  $361,729
Cost of Goods Sold                111,445    77,158    206,865   151,640
                                 --------- ---------  --------- --------
Gross Profit                      181,256   112,315    332,959   210,089

Operating Exp.
 Mktg. & G.A.                      55,850    39,264    101,424    72,877
 Research & Dev.                   37,532    24,890     70,768    46,492
 Acquired R&D Write-off               ---    74,658        ---    74,658
 Goodwill Amort.                    1,517       706      3,023     1,317
                                 --------- ---------  --------- --------
Total Oper. Exp.                   94,899   139,518    175,215   195,344

Oper. Profit (Loss)                86,357   (27,203)   157,744    14,745
Interest/Other-Net                  3,537     1,234     26,875     3,753
                                 --------- ---------  --------- --------
Profit (Loss) Before Tax           89,894   (25,969)   184,619    18,498

Income Taxes (Benefit)             31,133    (7,291)    62,771     6,049
                                 --------- ---------  --------- --------
Net Profit (Loss)                 $58,761  ($18,678)  $121,848   $12,449
                                 ========= =========  ========= ========

Earnings (Loss) per Share           $0.32    ($0.10)     $0.66     $0.07
                                 ========= =========  ========= ========
Average Number of Shares
  of Common Stock Outstanding     186,356   184,284    186,006   184,162















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                                 TELLABS, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)
                                  (Unaudited)
                                             1997       1997      1996
                                           2nd Qtr.   1st Qtr.  Year End
Assets                                     ---------  --------- --------
Current Assets
  Cash and investments                     $427,295   $329,452  $226,867
  Accounts receivable, less allowance       171,126    161,870   167,928
  Inventories                                85,665     80,926    78,519
  Other current assets                        2,246      1,003     2,150
                                           ---------  --------- --------
          Total Current Assets              686,332    573,251   475,464

  Property, Plant, and Equipment            294,840    277,033   267,014
   Less accumulated depreciation           (114,278)  (109,069) (104,254
                                           ---------  --------- --------
                                            180,562    167,964   162,760

  Goodwill                                   65,749     68,206    64,785
  Other Assets                               41,398     36,079    40,814
                                           ---------  --------- --------
         Total Assets                      $974,041   $845,500  $743,823
                                           =========  ========= ========
Liabilities
Current Liabilities
  Accounts payable                          $44,479    $37,947   $36,931
  Accrued liabilities                        98,912     70,783    71,258
  Income taxes                               24,646     34,190    23,435
                                           ---------  --------- --------
          Total Current Liabilities         168,037    142,920   131,624

Long-Term Debt                                4,083      4,115     2,850
Other Long-Term Liabilities                  12,741     12,676    10,964
Deferred Income Taxes                         5,869      6,334     7,109
                                           ---------  --------- --------
          Total Liabilities                 190,730    166,045   152,547

Stockholders' Equity
Common Stock, $.01 Par Value                  1,810      1,804     1,797
Additional Paid-In Capital                  114,689    106,043    94,854
Cumulative Translation Adjustment           (18,000)   (11,912)    3,937
Unrealized Holding Gains on Securities       93,827     51,296    21,551
Retained Earnings                           590,985    532,224   469,137
                                           ---------  --------- --------
        Total Stockholders' Equity          783,311    679,455   591,276
                                           ---------  --------- --------
        Total Liab. & Stockholders' Equity $974,041   $845,500  $743,823
                                           =========  ========= ========

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